UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2004

McDONALD’S CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5231	36-2361282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One McDonald’s Plaza

Oak Brook, Illinois

(Address of principal executive offices)

60523

(Zip Code)

Registrant’s telephone number, including area code: (630) 623-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

(a)	As reported by McDonald’s Corporation (the “Company”) on November 22, 2004, Charlie Bell stepped down as President and Chief Executive Officer of the Company. In connection with this change in status, the Company agreed to provide relocation assistance to Mr. Bell to return to his home country, Australia, including the use of corporate aircraft by Mr. Bell and his family for one trip as previously disclosed on Form 8-K dated November 24, 2004. The Company has modified its arrangement with Mr. Bell. In lieu of making its corporate aircraft available, the Company arranged, at its expense, a specialized medically outfitted aircraft for transportation to Australia for Mr. Bell and his family. The estimated aggregate expense associated with this arrangement is approximately $300,000. In addition, the Company agreed to pay any tax liability Mr. Bell incurs as a result of this arrangement. In accordance with the Company’s relocation program, the Company has also agreed to purchase Mr. Bell’s U.S. residence for a price to be determined based on three appraisals submitted by independent appraisal companies selected by the Company. As part of the Company’s employee relocation program, the Company will also pay certain other expenses of Mr. Bell and his family, including principally the cost of shipping their personal effects to Australia.

(b)	On December 1, 2004, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved an amendment of the Company’s Supplemental Profit Sharing and Savings Plan (the “Supplemental Plan”), effective December 31, 2004. (The Supplemental Plan was filed as Exhibit 10(c) to the McDonald’s Corporation Annual Report on Form 10-K for the year ended December 31, 2001.) The Supplemental Plan allows certain highly compensated employees to defer a portion of their compensation and to receive company allocations on the amounts deferred equal to the amounts that would have been credited to the participant under McDonald’s Corporation Profit Sharing and Savings Plan (the “Qualified Plan”) absent IRS limitations. In response to the American Jobs Creation Act (the “Act”), the amendment prohibits future deferral elections under the Supplemental Plan with respect to compensation that would be paid (absent deferral) on and after January 1, 2005.

On December 1, 2004, the Compensation Committee adopted the Excess Benefit and Deferred Bonus Plan (the “Excess Plan”), effective January 1, 2005. The Excess Plan is intended to replace the Supplemental Plan. The Excess Plan is a non-qualified plan that will permit participants to defer a portion of their base salary once they have reached certain limits imposed by the Internal Revenue Code under the Qualified Plan. The Excess Plan will also allow participants to defer all or a portion of their annual bonus payments. The Company will also make matching allocations to amounts deferred by participants under the Excess Plan which parallel the Company match under the Qualified Plan.

The amount of compensation to be deferred by each participant will be as determined in accordance with the Excess Plan based on the elections of each participant. Each participant will be fully vested in amounts he or she elects to defer. Amounts deferred by a participant under the Excess Plan will be credited by book entry to such participant’s account. The value of a participant’s account will be based on the amounts deferred and the performance of investment benchmarks selected by the participant under the Excess Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no participant deferrals actually will be invested in any investment benchmark fund or security, participants will not have any ownership interest in any investment benchmark fund or security. The Company has the sole discretion to determine the investment benchmarks available under the Excess Plan as the measurement mechanisms to determine the hypothetical gains and losses on amounts deemed invested in accordance with the terms of the Excess Plan.

The Company’s obligations under the Excess Plan (the “Deferred Compensation Obligations”) will be payable in a lump sum six months after the participant terminates employment with the Company or its affiliates.

The Deferred Compensation Obligations are unsecured general obligations of the Company to pay in the future the value of the deferred compensation accounts adjusted to reflect the hypothetical gains and losses resulting from the performance of the selected investment benchmarks in accordance with the terms of the Excess Plan. The Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency. The Deferred Compensation Obligations will be paid in cash, and will be subject to withholding for applicable taxes.

The Company has reserved the right to amend the Supplemental Plan and the Excess Plan, if necessary, to comply with IRS guidance that has yet to be issued under the Act, including the right to revoke elections made by participants.

(c)	On December 1, 2004, the Compensation Committee approved an amendment to the Company’s Executive Retention Plan (the “Retention Plan”), effective December 1, 2004. (The Retention Plan was filed as Exhibit 10(g) to the McDonald’s Corporation Annual Report on Form 10-K for the year ended December 31, 2003.)

Under the Retention Plan, select participants become entitled to certain benefits if they remain employed by the Company as an officer for a specified “retention period.” To receive these benefits, the participant must enter into and comply with an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisparagement covenant, a nondisclosure covenant and a release of claims.

Once a participant covered by the Retention Plan has completed his or her retention period, he or she may elect to enter the “transition period,” which continues for the lesser of 18 months or a number of months equal to the participant’s total years of service. Generally, this election can only be made with the approval of the Chief Executive Officer, or in the case of the Chief Executive Officer, the approval of the Compensation Committee, or after a participant has reached the age of 62. During the transition period, the participant must agree to devote substantially all of his or her normal business time and efforts to the business of the Company in an officer position. During the transition period, the participant is entitled to receive: (1) base salary at the highest rate received by the participant before the transition period, (2) a target-level annual incentive for any calendar year or years that end during the transition period and a prorated target-level incentive for any partial year at the end of the transition period, and (3) prorated performance-based payouts for any partial long-term incentive plan cycles at the end of the retention period.

For a period of five years following the transition period, the participant must devote such time to the business of the Company as the Company may reasonably request. During this “continued employment period,” the participant is entitled to receive: (1) base salary at a rate equal to 35% of the base salary paid during the transition period, and (2) prorated performance-based payouts for any partial long-term incentive plan cycles at the end of the retention period. Participants will not receive annual or long-term incentive plan incentives during the continued employment period.

Consistent with the Company’s treatment of other Chief Executive Officers, the amendment to the Retention Plan designated newly appointed Chief Executive Officer James Skinner as a “Tier 1” participant in the Retention Plan. As a Tier 1 participant, Mr. Skinner is entitled to receive (i) an increase from 35% of his final year base salary to 50% of his final year base salary during the five year continued employment period and (ii) an office and secretarial services for up to 2 years after his change in status date.

(d)	On December 1, 2004, the Compensation Committee granted equity securities to the recently appointed Chief Executive Officer of the Company, James Skinner, the recently appointed President and Chief Operating Officer of the Company, Michael Roberts and the Chief Financial Officer of the Company, Matthew H. Paull. The grants were made pursuant to the terms and conditions contained in the Company’s Amended and Restated 2001 Omnibus Stock Ownership Plan, which was filed as Exhibit 10(h) to the McDonald’s Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

Mr. Skinner was granted 250,000 non-qualified stock options and 40,000 restricted stock units. Mr. Roberts was granted 175,000 non-qualified stock options and 30,000 restricted stock units. Mr. Paull was granted 25,000 restricted stock units. Each of the stock options has an exercise price of $31.21 per share. The stock options become exercisable in four equal installments on the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The restricted stock units vest on the third anniversary of the grant date if the individual is still employed by the Company. The vesting of the restricted stock units is also contingent upon the Company’s achievement of a target level of diluted earnings per share growth during the vesting period, as determined by the Compensation Committee not later than 90 days after the grant date. At vesting, the restricted stock units are payable in either cash or shares of the Company’s common stock at the Company’s discretion.

(e)	On December 1, 2004, the Compensation Committee approved an increase in the target benefits payable to James Skinner and Michael Roberts under both the Company’s annual cash bonus plan (“TIP”) for the year ended December 31, 2004 and the Company’s long term cash bonus plan (“CPUP”) for the period ending December 31, 2006. Mr. Skinner’s target benefit under the terms of the TIP was increased from 85% of his year end base salary to 120% of his year end base salary (prorated based upon the timing of the change) and his target benefit under the terms of the CPUP was increased from $1.3 million to $3 million (prorated based upon the timing of the change). Mr. Roberts’ target benefit under the terms of the TIP was increased from 80% of his year end base salary to 100% of his year end base salary (prorated based upon the timing of the change) and his target benefit under the terms of the CPUP was increased from $1 million to $2 million (prorated based upon the timing of the change). Under the terms of the TIP, the amount of the target benefit to be received by Mr. Skinner and Mr. Roberts will be adjusted by financial performance factors for the Company, such as operating income, and individual performance factors during the relevant year. Under the terms of the CPUP, the amount of the target benefit to be received by Mr. Skinner and Mr. Roberts will be adjusted by financial performance factors for the Company, including compounded annual operating income growth and average return on total assets, during the relevant time period.

(f)	On December 2, 2004, the Company’s Board of Directors approved the amendment of the McDonald’s Corporation Directors’ Stock Plan (the “Directors’ Plan”), effective December 2, 2004. (The Directors’ Plan was filed as Exhibit 10(a) to the McDonald’s Corporation Annual Report on Form 10-K for the year ended December 31, 2003.)

The Directors’ Plan was amended in order to allow participants the ability to defer income tax in compliance with the new American Jobs Creation Act. The amendments to the Directors’ Plan include: (i) segregating amounts deferred under the Directors’ Plan into two portions, (A) amounts that were deferred on or before December 31, 2004 (the “Pre-2005 Accounts”) and (B) amounts that were deferred on or after January 1, 2005 (the “Post-2004 Accounts”), so that the Post-2004 Accounts comply with the new rules, (ii) shortening the period during which a new director may make his or her initial deferral election from 60 to 30 days, (iii) requiring elections whether to receive a lump sum or installment payments for Post-2004 Accounts be made irrevocably at the time of the initial deferral election (except to the extent the regulations permit later changes), (iv) prohibiting any acceleration of Post-2004 Accounts that is not permitted by the American Jobs Creation Act, and (v) providing that any attempted change that would cause Pre-2005 Accounts to be subject to the American Jobs Creation Act will be ineffective.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD’S CORPORATION
(Registrant)

Date: December 3, 2004	By:	/s/ Gloria Santona
Gloria Santona
Corporate Executive Vice President,
General Counsel and Secretary